Exhibit 10.18

Holland & Knight LLP

633 West Fifth Street, 21st Floor

Los Angeles, CA 90071

May 28, 2010

Assistant County Counsel

Office of the Sonoma County Counsel

575 Administration Drive

Santa Rosa, California   95403

Dear Mr. Goldstein:

This letter confirms our mutual understanding of the implementation of Section XVI Revenue And Mitigation Costs of the Memorandum of Agreement (“MOA”) dated March 18, 2008, between Sonoma County and the Dry Creek Rancheria Band of Pomo Indians (“Tribe”), and that the following payments and schedule meet the requirements of the subsections indicated:

1.     Under subsection 16.4.1, the Tribe fulfilled its obligation to pay the “Initial Installment” of $7,500,000;

2.     Under subsection 16.4.4, the Tribe fulfilled its obligation to pay the first additional installment by June 30, 2009, of $2,800,000;

3.     Under subsection 16.4.5, due to the fact that Phase I of the Resort Project has not yet opened, the Tribe is fulfilling its obligations by paying the County on or before June 30, 2011, the sum of $3,500,000.  Notwithstanding this payment, and the payment of the balance of the funds due under this section, as set forth below, upon the opening of Phase I of the Resort Project, as defined in said subparagraph, an additional $5,000,000 shall be paid to the County;

4. Regardless of the date of Opening of Phase I of the Resort Project, under subsections 16.4.6 and 16.4.7, the Tribe shall pay the County on or before June 30 in each of the years indicated, the following amounts:

a.  In 2012, the sum of $5,000,000, plus 4% thereof ($200,000), plus one-third of the $1,500,000 balance under subsection16.4.5 ($500,000), plus 5% thereof ($75,000), for a total payment of $5,775,000;

b. In 2013, the sum of $5,200,000, plus 4% thereof ($208,000), plus one half of the $1,000,000 balance under subsection 16.4.5 ($500,000), plus 5% thereof ($50,000), for a total payment of $5,958,000;

c. In 2014, the sum of $5,408,000, plus 4% thereof ($216,320), plus the balance under subsection 16.4.5 ($500,000), plus 5% thereof ($25,000), for a total payment of $6,149,320; and

d. On or before June 30 of each year thereafter through the term, the sum of $5,624,320, adjusted annually by 4% as provided in Section 16.4.7.

All examples in subsection 16.4.7 shall be revised accordingly and the contributions shall be made to comply with subsection 16.4.8, so that by July 1, 2020 (without regard to Transient Occupancy Tax equivalent payments and the above stated 5% payments totaling $150,000) the Tribe shall pay the County an amount equal to no more and no less than $75,000,000 (excluding any obligations that may occur pursuant to subsection 16.12).

5. Compliance and payment in accordance with the foregoing clarifying adjustments, in lieu of any other purported payment requirements and due dates under said subsections, shall not constitute a breach or default of the MOA.  This implementation plan is based on the acknowledgment by both the County and Tribe that, if applicable, neither side intends to institute the Reopener Provisions under Section XVII based upon developments as of the date of this letter.

6. Except for the agreed upon MOA payment implementation plan stated above, no changes has been made to the MOA.

By signing this letter below, each party confirms that it has the authority to consent and has agreed to the above MOA implementation plan.

Very truly yours,

/s/ Jerome L. Levine
JEROME L. LEVINE
Attorney for Dry Creek Rancheria Band of Pomo Indians

/s/ Gus Pina
Gus Pina, Acting Chairman,
Dry Creek Rancheria Band of Pomo Indians

/s/ Veronica Ferguson
Veronica Ferguson
County Administrator

Approved as to
Form and Content:

/s/ Bruce Goldstein
BRUCE GOLDSTEIN
Assistant County Counsel
Office of the County Counsel
Attorneys for the County of Sonoma